Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236066

PROSPECTUS

$40,000,000
4.625% Fixed-to-Floating Subordinated Notes due 2029

offered in exchange for

Outstanding unregistered 4.625% Fixed-to-Floating Subordinated Notes due 2029

We are offering to issue up to $40,000,000 in aggregate principal amount of our new 4.625% Fixed-to-Floating Subordinated Notes due 2029 that have been registered under the Securities Act of 1933, or New Notes, in exchange for any or all of our outstanding 4.625% Fixed-to-Floating Subordinated Notes due 2029 issued in an unregistered offering on November 26, 2019, or Old Notes. We refer to this offer as the Exchange Offer.

Terms of the New Notes

•	The terms of New Notes will be substantially identical to those of Old Notes, except that New Notes will not have transfer restrictions or registration right provisions.
•	The New Notes will not be listed on any securities exchange or quoted through any automated trading system. A public market for the New Notes may not develop.

Terms of the Exchange Offer

•	You may exchange, for an equal principal amount of New Notes, each outstanding Old Note that you validly tender and do not validly withdraw before the Exchange Offer expires.
•	The Exchange Offer will expire at 5:00 p.m., Eastern time, on March 6, 2020, unless we extend it.
•	You may withdraw your tender of an Old Note at any time before the Exchange Offer expires.
•	Your exchange of an Old Note for a New Note will not be a taxable event for U.S. federal income tax purposes.
•	We will not receive any proceeds from the Exchange Offer.

A broker-dealer that wishes to receive New Notes for its own account pursuant to the Exchange Offer must confirm that the New Notes are being exchanged for Old Notes acquired as a result of market-making or other trading activities and must acknowledge it will deliver a prospectus in connection with any resale of the New Notes. The broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with any such resale. The letter of transmittal accompanying this prospectus states that, by delivering a prospectus, the broker-dealer will not be deemed to admit it is an “underwriter” within the meaning of the Securities Act of 1933. See “Plan of Distribution.”

Investing in New Notes in the Exchange Offer involves certain risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 3, 2020.

In deciding whether to participate in the exchange being offered by this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, including the letter of transmittal. The information contained or incorporated by reference in this prospectus is accurate only as of the date it is presented. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to issue securities in the Exchange Offer only in jurisdictions where the offer is permitted.

This prospectus incorporates by reference important business and financial information about us that is not contained in this prospectus but is available, without charge, to holders of our outstanding 4.625% Fixed-to-Floating Subordinated Notes due 2029 upon written or oral request made to:

Bar Harbor Bankshares
82 Main Street
Bar Harbor, Maine 04609
Attention: Josephine Iannelli, Chief Financial Officer
Telephone: (207) 288-3314

To obtain timely delivery of any requested information, any such holder should make any request by February 28, 2020 or, if we extend the expiration date, by no later than five business days before the extended expiration date.

References in this prospectus to “we,” “us,” “our” and similar terms refer to Bar Harbor Bankshares and its wholly owned subsidiaries, including Bar Harbor Bank & Trust, unless otherwise specified or the context otherwise requires.

PROSPECTUS SUMMARY

The following information highlights selected information contained elsewhere or incorporated by reference in this prospectus. It is only a summary and does not contain all of the information you should consider before deciding whether to participate in the exchange being offered by this prospectus. You should carefully read all of the information contained or incorporated by reference in this prospectus, including the information presented under “Risk Factors” and in the documents identified under “Where You Can Find More Information.”

Our Company

We are a Maine-based bank holding company. Our wholly owned subsidiary Bar Harbor Bank & Trust, or the Bank, was established in 1887 and is the only community bank headquartered in Northern New England with branches in Maine, New Hampshire and Vermont. The Bank is a true community bank, providing commercial, retail and wealth management banking services through a network of 51 full-service branches.

Our corporate goal is for the Bank to be among the most profitable banks in New England, and our business model is centered on the following:

•	employee and customer experience is the foundation of superior performance, which leads to significant financial benefit to shareholders;
•	geography, heritage and performance are key while remaining true to a community culture;
•	strong commitment to risk management while balancing growth and earnings;
•	service and sales driven culture with a focus on core business growth;
•	fee income is fundamental to our profitability through trust and treasury management services, customer derivatives and secondary market mortgage sales;
•	investment in processes, products, technology, training, leadership and infrastructure;
•	expansion of our brand and business to deepen market presence; and
•	opportunity and growth for existing employees while adding catalyst recruits across all of our levels.

The Bank serves affluent and growing markets in Maine, New Hampshire and Vermont. Within these markets, tourism, agriculture and fishing industries remain strong and continue to drive economic activity. These core markets have also maintained their strength through diversification into various service industries.

As a bank holding company, we are regulated under the Bank Holding Company Act and are subject to inspection, examination and supervision by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. We are also under the jurisdiction of the Securities and Exchange Commission, or SEC, and are subject to the disclosure and regulatory requirements of the Securities Act of 1933, or the Securities Act, and the Securities Exchange Act of 1934, or the Exchange Act. Our common stock is listed on the NYSE American exchange under the trading symbol “BHB” and is subject to the rules of NYSE American for listed companies.

As a Maine-chartered financial institution, the Bank is subject to supervision, periodic examination and regulation by the Maine Bureau of Financial Institutions, or BFI, as its chartering authority and the Federal Deposit Insurance Corporation, or FDIC, as its primary federal regulator. The prior approval of the BFI and the FDIC is required, among other things, for the Bank to establish or relocate an additional branch office, assume deposits, or engage in any merger, consolidation, purchase or sale of all or substantially all of the assets of any bank.

For a discussion of the material elements of the extensive regulatory framework applicable to bank holding companies and banks, as well as specific information regarding our business, please refer to “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, or our 2018 Annual Report.

Our principal executive office is located at 82 Main Street, Bar Harbor, Maine 04609. Our telephone number is (207) 288-3314. Information about our company and business is available on our internet website www.bhbt.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus and is not incorporated in any manner in this prospectus.

Exchange Offer

The following is a summary of the significant terms of the Exchange Offer. Please see “Description of the Exchange Offer” for a more complete description of the Exchange Offer.

Background
On November 26, 2019, we issued $40,000,000 aggregate principal amount of Old Notes in an unregistered offering. In connection with that offering, we entered into a registration rights agreement with respect to the Old Notes, or the Registration Rights Agreement, in which we agreed to, among other things, complete the Exchange Offer.
Exchange Offer
We are offering to issue up to $40,000,000 in aggregate principal amount of New Notes in exchange for a like principal amount of Old Notes. Subject to the satisfaction or waiver of the conditions to the Exchange Offer, all Old Notes that are validly tendered and not validly withdrawn will be exchanged. If we decide for any reason not to accept any Old Notes tendered for exchange, those Old Notes will be returned at our expense promptly after the Expiration Date referenced below. New Notes issued pursuant to the Exchange Offer will evidence the same indebtedness, and will have substantially similar terms, as the Old Notes for which the New Notes are exchanged.
Exchange Agent
U.S. Bank National Association is serving as the exchange agent for the Exchange Offer, or the Exchange Agent. Contact information for the Exchange Agent is set forth under “Description of the Exchange Offer—Exchange Agent.”
Expiration Date
The Exchange Offer will expire at 5:00 p.m., Eastern time, on March 6, 2020, unless we extend it in our sole and absolute discretion. We refer to the date and time as of which the Exchange Offer will expire, as they may be extended, as the Expiration Date.
Tender Procedures
To participate in the Exchange Offer, you must properly tender your Old Note in book-entry form prior to the Exchange Date through the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC. The ATOP procedures require that:
•	the Exchange Agent receive, prior to the Expiration Date, a computer-generated message known as an “agent’s message” transmitted through the ATOP with respect to your tender; and
•	DTC confirm that it has received instructions to exchange your Old Note and that you have agreed to be bound by the terms of the letter of transmittal.
Withdrawal Rights
You may validly withdraw a tender of an Old Note at any time before the Expiration Date.
Conditions to Exchange
The Exchange Offer is subject to customary conditions, which we may waive. See “Description of the Exchange Offer—Conditions.”
Settlement Date
The settlement date of the Exchange Offer will occur as soon as practicable after the Expiration Date.

U.S. Federal Income
Tax Consequences
Your exchange of an Old Note for a New Note in the Exchange Offer will not constitute a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”
Use of Proceeds
We will not receive any proceeds from issuances of New Notes in the Exchange Offer.
Resales
Based on existing interpretations by the SEC staff set forth in “no-action” letters issued to third parties, we believe that, except as set forth in the next paragraph, you may resell or otherwise transfer a New Note issued pursuant to the Exchange Offer without further compliance with registration and prospectus delivery requirements of the Securities Act.

You will not be entitled to participate in the Exchange Offer, however, if you:

•	are a broker-dealer that purchased your Old Note from us for resale pursuant to Rule 144A or another exemption under the Securities Act;
•	intend to participate in the Exchange Offer for the purpose of distributing your New Note; or
•	are our “affiliate” within the meaning of Rule 405 under the Securities Act.

Instead, you will need to comply with the registration and prospectus delivery requirements of the Securities Act, or qualify for an exemption from such requirements, in selling or otherwise transferring your Old Note.

Broker-Dealers
If you are a broker-dealer, you may participate in the Exchange Offer only with respect to an Old Note you acquired as a result of market-making or other trading activities. In such event, you must acknowledge you will deliver a prospectus in connection with any resale of the New Note you receive in exchange for such Old Note and you may use this prospectus, as amended or supplemented from time to time, in connection with any such resale. In the Registration Rights Agreement, we have agreed that, for a period of 180 days after the Expiration Date, we will amend or supplement this prospectus to expedite or facilitate the disposition of New Notes by a broker-dealer. The letter of transmittal accompanying this prospectus states that, by delivering a prospectus, you will not be deemed to admit you are an “underwriter” within the meaning of the Securities Act.
Consequences of
Failure to Exchange
Any Old Note you do not exchange pursuant to the Exchange Offer will remain subject to transfer restrictions. Upon completion of the Exchange Offer, we will have no further obligation, except under limited circumstances, to provide for registration of Old Notes under U.S. federal securities laws.

Terms of the New Notes

The terms of the New Notes are substantially identical to those of the Old Notes, except that transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes. The following is a summary of the principal terms of the New Notes. Please see “Description of the New Notes” for further information regarding the New Notes.

Issuer
Bar Harbor Bankshares, a Maine corporation.
Securities
$40,000,000 in aggregate principal amount of 4.625% Fixed-to-Floating Subordinated Notes due 2029.
Indenture and Trustee
The New Notes will be governed by the indenture dated as of November 26, 2019, or the Indenture, that we entered into with U.S. Bank National Association, as trustee, or the Trustee. The Indenture governs both the Old Notes and the New Notes, which we refer to collectively as the Notes.
Maturity
December 1, 2029.
Interest
Interest on each New Note will accrue from November 26, 2019, or the most recent date to which interest has been paid with respect to the Old Note exchanged for the New Note, through November 30, 2029.
•	Through November 30, 2024, New Notes will bear interest at an annual rate of 4.625%, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2020.
•	From December 1, 2024 through November 30, 2029, New Notes will bear interest an annual rate, reset quarterly, equal to SOFR plus 327 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on March 1, 2025. For these purposes, SOFR means the then-current three-month Secured Overnight Financial Reporting Rate provided by the Federal Reserve Bank of New York, provided that if SOFR is less than zero, it will be deemed to be zero. If SOFR cannot be determined on a given date, a different index will be determined and used in accordance with the terms of the New Notes.

Interest due on an interest payment date will be payable to holders of record of New Notes as of the close of business on the fifteenth calendar day prior to the interest payment date.

Subordination
The New Notes will be our unsecured obligations subordinated in right of payment to all of our senior indebtedness.
Redemption
The New Notes may be redeemed, at our option, (a) in whole or in part on any interest payment date on or after December 1, 2024 or in whole, but not in part, at any time after the occurrence of a Tier 2 Capital Event, Tax Event or Investment Company Event, each as defined in the Indenture. Any redemption will be made at a price equal to the principal amount of the New Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. The New Notes are not redeemable at the option of holders.

Form and Denomination
New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof and will be represented by one or more permanent global notes in fully registered form deposited with a custodian for, and registered in the name of a nominee of, DTC. Beneficial interests in each such global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein or as we otherwise agree, New Notes in certificated form will not be issued in exchange for any such global note or interests therein.
Indenture Covenants
The Indenture does not contain any:
•	financial covenant requiring that we achieve or maintain any minimum financial results relating to our financial position or operating results, meet or exceed any financial ratios, or maintain any reserves; or
•	covenant prohibiting or restricting our (a) incurrence of indebtedness or other obligations, (b) granting of liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the Notes, or (c) repurchase of our stock or other securities, including any Notes.

Dividends or distributions on capital stock or other equity securities are not prohibited as long as they are paid in amounts that are permitted by applicable regulations and for which any required regulatory approvals have been received or are paid in shares of common stock, provided that distributions on securities equal with or junior to the Notes may not be paid if we are not current in paying principal of and interest on the Notes.

No Public Market
The New Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation of the New Notes through any automated trading system. A liquid or active trading market for the New Notes may not develop. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. See “Risk Factors—Risks Related to the New Notes—No market for the New Notes exists, and an active market may never develop.”
Governing Law
The Indenture and the New Notes are governed by New York law.

RISK FACTORS

In deciding whether to participate in the exchange, you should carefully consider the risks described below and the risks described under “Risk Factors” in our 2018 Annual Report and other periodic reports filed with the SEC, together with all of the other information about risks included or incorporated by reference in this prospectus. The risks described below and incorporated by reference in this prospectus are not the only risks and uncertainties we face.

Additional risks and uncertainties, including those generally affecting the industry in which we operate, risks and uncertainties that are unknown to us or that we currently deem immaterial, and risks and uncertainties generally applicable to companies that have recently undertaken transactions similar to the Exchange Offering may also impair our business, the value of your investment, and our ability to pay interest on, and repay or refinance, the New Notes. See also the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Exchange Offer

If you are eligible to participate in the Exchange Offer but do not validly tender your Old Note, your ability to transfer your Old Note will continue to be restricted but you may have no further registration rights to require that we register the resale of your Old Note under the Securities Act.

If you do not exchange your Old Note for a New Note in the Exchange Offer or if you tender an Old Note that we do not accept for exchange, you will, following the completion of the offering, continue to be subject to the restrictions on transfer of your Old Note described in the legend on the certificate for your Old Note. The restrictions on transfer of your Old Note arose because we issued the Old Notes in an offering exempt from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell your Old Note if the resale is registered by us, or is exempt from such registration, under the requirements of the Securities Act and applicable state securities laws. Certain registration and other rights under the Registration Rights Agreement will terminate upon completion of the Exchange Offer. We do not plan to register any resale of Old Notes under the Securities Act after the expiration of the Exchange Offer, except in limited circumstances applicable to holders that are broker-dealers registered under the Exchange Act. For further information regarding the consequences of failing to exchange your Old Note pursuant to the Exchange Offer, see “Description of the Exchange Offer—Consequences of Failure to Exchange.”

You must comply with the Exchange Offer procedures in order to receive freely tradable New Notes.

We will only issue a New Note in exchange for your Old Note if you properly tender your Old Note before expiration of the Exchange Offer. A New Note will be delivered in exchange for your Old Note pursuant to the Exchange Offer only after the Exchange Agent’s timely receipt of a certificate for your Old Note and a completed and signed letter of transmittal, with any required signature guarantee. If you decide to tender your Old Note in exchange for a New Note, you should carefully follow the instructions on how to tender your Old Note and must allow sufficient time for your Old Note and letter of transmittal to be timely delivered. Neither we nor the Exchange Agent is under any duty to notify you of any defects or irregularities with respect to the your purported tender of your Old Note for exchange.

If you exchange your Old Note in order to participate in a distribution involving your New Note, you may be deemed to be an “underwriter” and required to comply with registration and prospectus delivery requirements.

If you exchange your Old Note for a New Note in the Exchange Offer for the purpose of participating in a distribution involving the New Note you receive, you may be deemed to have received restricted securities for purposes of the Securities Act, in which case your New Note will not be freely transferable. Instead, you may be deemed to be an “underwriter” for purposes of the Securities Act and required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer and resale of your New Note.

Risks Related to the New Notes

The New Notes will be unsecured and rank lower than most of our indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries’ creditors.

Although the New Notes will rank on par with the Old Notes, our obligations with respect to the New Notes will be unsecured and rank junior to right of payment to all of our existing and future “senior indebtedness,” as described under “Description of the New Notes—Subordination.” As a result, we generally will not be able to make any payments on the New Notes if we default on a payment of senior indebtedness and do not cure the default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the New Notes unless and until we have made all required payments on senior indebtedness. Neither the New Notes nor the Indenture limits our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the New Notes.

Holders of New Notes should look only to our assets as the source of payment of the New Notes. The New Notes will not be obligations of, or guaranteed by, any subsidiary, including the Bank. Because we are a holding company, our right to participate in the distribution of assets from any subsidiary upon the subsidiary’s liquidation or reorganization—and thus the ability of holders of New Notes to benefit indirectly from such distribution—will be subject to prior claims of creditors of that subsidiary, except to the extent that we may be recognized as a creditor of that subsidiary. In the event of any such distribution of assets of the Bank, the claims of depositors and other general or subordinated creditors will be entitled to priority over the claims of holders of New Notes. Accordingly, the New Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, including the Bank, which had total outstanding liabilities of $3.2 billion as of September 30, 2019. Neither the New Notes nor the Indenture limits the ability of the Bank to incur additional indebtedness.

We may not have sufficient funds to make payments on the New Notes if banking laws and regulations limit our access to funds from the Bank.

As a holding company, our principal source of funds to service our debt, including the New Notes, is dividends from the Bank. The Bank is legally distinct from us and has no obligation to make funds available to us for payments of principal of or interest on the New Notes.

Federal and state banking laws and regulations limit dividends from the Bank to us. Banks generally are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. Banking regulators have indicated that a Maine banking organization generally should pay dividends only from its net undivided profits, after providing for all expenses, losses, interest and taxes accrued or due and only if the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. In addition, federal bank regulatory agencies have the authority to prohibit the Bank from engaging in unsafe or unsound practices in conducting its business. Depending on the financial condition of the Bank, the payment of dividends or other transfers of funds to us could be deemed an unsafe or unsound practice.

Accordingly, we can provide no assurance that we will receive dividends or other distributions from the Bank in amounts sufficient to pay the principal of or interest on the New Notes when due.

The New Notes have limited rights of acceleration.

Payment of principal of the New Notes may be accelerated only in the case of specified bankruptcy-related events with respect to our company. Holders of New Notes will not have the right to accelerate the payment of principal of the New Notes if we fail to pay principal of or interest on the New Notes or if we fail in the performance of any of our other obligations under the New Notes or the Indenture. See “Description of the New Notes—Events of Default.”

The covenants relating to the New Notes provide limited protection for holders.

The covenants in the Indenture are limited. Neither the New Notes nor the Indenture limits our or the Bank’s ability to incur additional debt, including senior indebtedness, and neither contains any financial ratios or specified levels of liquidity to which we or the Bank must adhere. As a result, the Indenture covenants will not protect holders of New Notes in the event of an adverse change in the financial condition or results of operations of our company or the Bank.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the New Notes.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for holders of the New Notes, including:

•	limiting our ability to satisfy our obligations with respect to the New Notes;
•	increasing our vulnerability to general adverse economic industry conditions;
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•	requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and
•	putting us at a disadvantage compared to competitors with less indebtedness.

Our business operations may not generate cash sufficient to service the New Notes.

Our ability to make payments on our indebtedness, including the New Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay the principal of or interest on our indebtedness, including the New Notes, or to fund our other liquidity needs.

No market for the New Notes exists, and an active market may never develop.

The New Notes are a new issue of securities with no established trading market. We do not intend to list the New Notes on any securities exchange or to seek approval for quotation of the New Notes through any automated trading system. A liquid or active trading market for the New Notes may not develop. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that you will be able to sell any New Note you receive in exchange for your Old Note or, if you are able to sell your New Note, that the price will be equal to or greater than the price you paid for your Old Note.

Changes in our credit ratings could adversely affect the market price or liquidity of the New Notes.

Credit rating agencies continually revise their ratings for companies they follow, including us. Our ratings from credit agencies are based on a variety of factors, including our financial strength as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. We cannot assure you that credit rating agencies will maintain their initial ratings on the New Notes. Credit rating agencies have themselves continued to be subject to scrutiny arising from the financial crisis that begin in 2008. One or more credit rating agencies following our securities may elect, or be required, to make changes to their ratings policies or practices that affect their ratings of our securities, including the New Notes. A negative change in ratings could have an adverse effect on the price or liquidity of the New Notes and, more generally, could increase our borrowing costs and limit our access to the capital markets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include statements regarding: (a) projections of income, expenses, net income or loss, earnings or loss per share, capital structure, and other items relating to future financial performance; (b) plans, objectives and expectations, including those relating to products or services, the performance or disposition of portions of our asset portfolio, changes to the Bank’s branch network, and dividend payments; (c) the adequacy of our provision for loan losses; (d) the effect of future sales of the Bank’s foreclosed properties; (e) liquidity; (f) expectations as to future trends in interest rates, real estate values, and economic conditions generally and in our markets; (g) future asset quality, including expected levels of charge-offs; (h) potential changes to laws, regulations or administrative guidance; and (i) strategic initiatives. Words such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “should,” “strategy,” “target,” and “will” are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include:

•	competition among financial services companies may increase and adversely affect operations of the Bank;
•	changes in the level of nonperforming assets and charge-offs;
•	changes in the availability of funds resulting in increased costs or reduced liquidity;
•	changes in accounting policies, rules and practices;
•	changes in the assumptions underlying the establishment of reserves for possible loan losses and other estimates;
•	impairment concerns and risks related to the Bank’s investment portfolio, and the impact of fair value accounting, including income statement volatility;
•	changes in the interest rate environment and market prices may reduce the Bank’s net interest margins, asset valuations and expense expectations;
•	general business and economic conditions in the markets the Bank serves change or are less favorable than expected;
•	legislative or regulatory changes adversely affect the Bank’s businesses;
•	reactions in financial markets related to potential or actual downgrades in the sovereign credit rating of the United States and the budget deficit or national debt of the United States government;
•	increase in personal or commercial bankruptcies or defaults;
•	technology-related changes are harder to make or more expensive than expected;
•	future mergers or acquisitions, if any;
•	our ability to raise capital as needed by our business;
•	other circumstances, many of which are beyond our control; and
•	the risk and uncertainties described under “Risk Factors,” including the risk factors discussed in our 2018 Annual Report and our other periodic reports filed with the SEC and incorporated by reference in this prospectus.

Given these risks and uncertainties, we caution you to not place undue reliance on forward-looking statements. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the Exchange Offer. All Old Notes tendered in exchange for New Notes in the Exchange Offer will be retired and cancelled and will not be reissued.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose

On November 26, 2019, we issued $40,000,000 aggregate principal amount of Old Notes. We issued the Old Notes in an offering not subject to registration under the Securities Act or applicable state securities laws. In connection with the issuance of the Old Notes, we entered into the Registration Rights Agreement with the initial purchasers of Old Notes, and we are making the Exchange Offer to comply with our contractual obligations under the Registration Rights Agreement.

Under the terms of the Registration Rights Agreement, we agreed to file a registration statement with the SEC by January 25, 2020 with respect to the New Notes being offered in the Exchange Offer and to use our reasonable best efforts to cause that registration statement to become effective by March 25, 2020. The Registration Rights Agreement requires that we commence the Exchange Offer promptly after the effectiveness of the registration statement and keep the Exchange Offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the Exchange Offer is mailed to the holders of Old Notes.

We have filed a copy of the Registration Rights Agreement as an exhibit incorporated by reference into the registration statement of which this prospectus is a part.

Eligibility of Old Note Holders and Resales of New Notes

We are making the Exchange Offer in reliance on existing interpretations by the SEC staff set forth in “no-action” letters issued to third parties in other transactions. For further information on the SEC staff’s position, see Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Shearman & Sterling (available July 2, 1993), and other no-action letters to similar effect. We have not sought our own no-action letter, however, and we cannot assure you that the SEC staff would make a similar determination with respect to the Exchange Offer as it has in no-action letters to other parties.

Based on these interpretations by the SEC staff, we believe the holder of New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holder:

•	is acquiring the New Notes in the ordinary course of business;
•	is not participating in, and does not intend to participate in, and has no arrangement or understanding with any person to participate in, a “distribution” of the New Notes within the meaning of the Securities Act;
•	is not a broker-dealer that purchased the Old Notes directly from us; and
•	is not our “affiliate” within the meaning of Rule 405 under the Securities Act;

By tendering its Old Notes pursuant to the Exchange Offer, a holder will be required to represent to us that each of the above statements applies to the holder. Any holder of Old Notes that cannot make any of such representations will not be able to tender Old Notes pursuant to the Exchange Offer and instead must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Old Notes. In particular, if a holder is participating in, or intends to participate in, a distribution of New Notes, or has any arrangement or understanding with any person to participate in a distribution of New Notes to be acquired pursuant to the Exchange Offer, the holder may be deemed to have received restricted securities and will have to comply with the registration and prospectus delivery requirements of the Securities Act in offering, selling or otherwise transferring its New Notes.

If a broker-dealer holds for its own account Old Notes acquired as a result of market-making or other trading activities, the broker-dealer may tender those Old Notes pursuant to the Exchange Offer but must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes issued pursuant to the Exchange Offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of 180 days following the Expiration Date, we will amend or supplement this prospectus to expedite or facilitate the disposition of New Notes by such broker-dealers. See “Plan of Distribution.”

The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance of the Exchange Offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms

Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept any and all Old Notes validly tendered and not validly withdrawn prior to the Expiration Date. We will conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.

There is no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer, and no minimum aggregate principal amount of Old Notes is required to be tendered pursuant to the Exchange Offer. Tendering holders must tender Old Notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The terms of the New Notes will be identical in all material respects to the terms of the Old Notes, except that:

•	we have registered the issuance of the New Notes in the Exchange Offer under the Securities Act and therefore the New Notes will not bear legends restricting their transfer; and
•	specified rights of holders of Old Notes under the Registration Rights Agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the Exchange Offer, will not be available to holders of New Notes.

The New Notes will evidence the same debt as the Old Notes. New Notes will be issued, and will be entitled to the same benefits, under the same indenture as the Old Notes being exchanged. As of the date of this prospectus, $40,000,000 in aggregate principal amount of Old Notes are outstanding. Old Notes accepted for exchange will be retired and cancelled and not reissued.

We will be considered to have accepted validly tendered Old Notes if and when we have given oral (and if oral, followed up immediately in writing) or written notice to the Exchange Agent of our acceptance. The Exchange Agent will act as agent for tendering holders of Old Notes for purposes of receiving New Notes from us. If we do not accept tendered Old Notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return those Old Notes, without expense, to the tendering holder as soon as practicable after the Expiration Date.

With limited exceptions, we will issue the New Notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in such a global note will be transferable in book-entry form through DTC.

We will not pay any accrued and unpaid interest on Old Notes we acquire pursuant to the Exchange Offer. Instead, interest on New Notes issued pursuant to the Exchange Offer will accrue from the later of (a) the last interest payment date on which interest was paid on the Old Notes surrendered in exchange for those New Notes and (b) if Old Notes are surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date.

Holders that tender Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchanges of Old Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, pursuant to the Exchange Offer. See “—Fees and Expenses; Transfer Taxes.”

Holders of Old Notes do not have any appraisal or dissenters’ rights pursuant to the Exchange Offer. If we successfully complete the Exchange Offer, any Old Notes that holders do not tender or that we do not accept pursuant to the Exchange Offer will remain outstanding and continue to accrue interest. The holders of the Old Notes after the Exchange Offer in general will not have further rights under the Registration Rights Agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the Old Notes would have to rely on exemptions from the registration requirements of the Securities Act. See “Risk Factors—Risks Related to the Exchange Offer—If you are eligible to participate in the Exchange Offer but do not validly tender your Old Note, your ability to transfer your Old Note will continue to be restricted but you may have no further registration rights to require that we register the resale of your Old Note under the Securities Act.”

Expiration, Amendment or Termination

The Exchange Offer will expire at 5:00 p.m., Eastern time, on March 6, 2020, subject to our right to extend that time and date in our sole discretion. We refer to the date and time as of which the Exchange Offer will expire, as they may be extended, as the Expiration Date.

We reserve the right, in our sole discretion, by giving oral or written notice to the Exchange Agent, to:

•	extend the Exchange Offer, in which case we will announce the extension of the Expiration Date by making a timely release through an appropriate news agency no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date;
•	amend the Exchange Offer in any manner consistent with the terms of the Registration Rights Agreement, in which case we will, if we determine the amendment constitutes a material change, disclose that amendment by means of a prospectus supplement and extend the Exchange Offer so that at least five business days remain in the Exchange Offer; and
•	terminate the Exchange Offer if any of the conditions to our obligation to exchange the Old Notes for New Notes described below under “—Conditions” is not satisfied or waived on or prior to the Expiration Date, in which case we will promptly return any Old Notes tendered pursuant to the Exchange Offer as required by Rule 14e-1(c) under the Exchange Act.

Except as described above, we have no obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

We will deliver the New Notes to be issued in exchange for Old Notes pursuant to the Exchange Offer in book-entry form on the settlement date, which will be as soon as practicable after the Expiration Date. We will not be obligated to issue and deliver those New Notes unless the Exchange Offer is consummated.

Conditions

The Exchange Offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the Exchange Offer;
•	we determine the Exchange Offer violates any law, statute, rule, regulation or interpretation by the SEC staff; or
•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the Exchange Offer that, in our judgment, could reasonably be expected to impair our ability to proceed with the Exchange Offer.

The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the Expiration Date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right that we may assert at any time or from time to time. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

We will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, or the Trust Indenture Act. In the event a stop order is issued, we have agreed to use reasonable best efforts to obtain its withdrawal as soon as practicable.

Letter of Transmittal

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder of Old Notes, or the beneficial holder of the Old Notes on behalf of which the holder has tendered, will, subject to the holder’s ability to withdraw its tender and to the terms and conditions of the Exchange Offer generally:

•	irrevocably sell, assign and transfer to or upon our order or the order of our nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all Old Notes tendered thereby, such that thereafter the holder will have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with those Old Notes arising under, from or in connection with those Old Notes;
•	waive any and all rights with respect to the Old Notes tendered thereby, including any existing or past defaults and their consequences in respect of those Old Notes; and
•	release and discharge us and the Trustee from any and all claims the holder may have, now or in the future, arising out of or related to the Old Notes tendered thereby, including any claims the holder is entitled to receive additional principal or interest payments with respect to those Old Notes, other than as expressly provided in this prospectus and in the letter of transmittal, or to participate in any redemption or defeasance of those Old Notes.

In addition, by tendering Old Notes pursuant to the Exchange Offer, the holder will represent, warrant and agree that:

•	it has received this prospectus;
•	it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, those Old Notes, and it has full power and authority to execute the letter of transmittal;
•	those Old Notes were owned by the holder as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept those Old Notes;
•	it will not sell, pledge, hypothecate or otherwise encumber or transfer those Old Notes from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer by the holder will be void and of no effect;
•	in evaluating the Exchange Offer and in making its decision whether to participate in the Exchange Offer by tendering those Old Notes, it has made its own independent appraisal of the matters referred to in this prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us or the Exchange Agent, other than those contained in this prospectus, as amended or supplemented through the Expiration Date;
•	the execution and delivery of the letter of transmittal constitutes an undertaking by the holder to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described in this prospectus and the letter of transmittal;
•	the agreement to the terms of the letter of transmittal pursuant to an agent’s message will, subject to the terms and conditions of the Exchange Offer, constitute the irrevocable appointment of the Exchange Agent as the holder’s attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to those Old Notes in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of those Old Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the Exchange Offer, and to vest in us or our nominees those Old Notes;
•	the terms and conditions of the Exchange Offer will be deemed to be incorporated in, and form a part of, the letter of transmittal, which will be read and construed accordingly;

•	it is acquiring the New Notes in the ordinary course of its business;
•	it is not participating in, and does not intend to participate in, and has no arrangement or understanding with any person to participate in, a “distribution” of the New Notes within the meaning of the Securities Act;
•	it is not a broker-dealer that acquired the Old Notes directly from us; and
•	it is not our “affiliate” within the meaning of Rule 405 of the Securities Act.

The representations, warranties and agreements of a holder tendering the Old Notes will be deemed to be repeated and reconfirmed on and as of the Expiration Date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any Old Notes means any holder that exercises investment discretion with respect to those Old Notes.

Procedures for Tendering

To participate in the Exchange Offer, a holder must properly tender Old Notes to the Exchange Agent as described below. We will only issue New Notes in exchange for Old Notes that a holder timely and properly tenders. Therefore, any holder of Old Note that wishes to accept the Exchange Offer should allow sufficient time to ensure timely delivery of its Old Notes and should follow carefully the instructions on how to tender Old Notes. It is the holder’s responsibility to properly tender its Old Notes. If a holder has any questions or needs help in exchanging Old Notes, it should contact the Exchange Agent as set forth under “—Exchange Agent.”

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that Old Notes may be tendered using ATOP, DTC’s automatic tender offer program. The Exchange Agent will establish an account with DTC for purposes of the Exchange Offer promptly after the commencement of the Exchange Offer, and any participant in DTC’s system may electronically transmit acceptance of the Exchange Offer by causing DTC to transfer Old Notes to the Exchange Agent using the ATOP procedures. DTC will then send an “agent’s message” to the Exchange Agent stating that DTC has received instructions from the participant to tender the Old Notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal. By using the ATOP procedures to exchange Old Notes, a holder will not be required to deliver a letter of transmittal to the Exchange Agent, but will be bound by the letter of transmittal’s terms as if the holder had signed it.

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange pursuant to the Exchange Offer only if and after the Exchange Agent receives, prior to the Expiration Date:

•	a book-entry confirmation of the Old Notes into the Exchange Agent’s account at DTC; and
•	a properly transmitted agent’s message.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes intended to be tendered pursuant to the Exchange Offer. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, none of us, the Exchange Agent, the Trustee and any other person will be liable for failure to give such notification. Tenders of Old Notes will not be deemed made until any defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date.

If we do not accept any tendered Old Notes for exchange or if the Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to their tendering holder. The non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

Each broker-dealer that holds for its own account Old Notes acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes issued pursuant to the Exchange Offer. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

For a withdrawal to be effective, a holder must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with ATOP procedures.

We will determine all questions as to the validity, form and eligibility (including time of receipt of a withdrawal notice), and our determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer.

Any Old Notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account at DTC as soon as practicable after withdrawal, rejection of tender, expiration or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following the procedures described under “—Procedures for Tendering” at any time no later than the Expiration Date.

Exchange Agent

U.S. Bank National Association has been appointed as the Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer should be sent or delivered by a holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent as follows:

Delivery by hand, overnight delivery, or registered or certified mail:	U.S. Bank National Association Global Corporate Trust Services 111 Fillmore Ave. East, EP-MN-WS2N St. Paul, MN 55107-1402 Attention: Specialized Finance
Facsimile:	(651) 466-7372
Telephone:	(800) 934-6802

Questions concerning tender procedures should be directed to the Exchange Agent as specified above. Holders of Old Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offer.

We will pay the Exchange Agent reasonable and customary fees for its services, and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses, in connection with the Exchange Offer.

Fees and Expenses; Transfer Taxes

We will bear the expenses of soliciting tenders of Old Notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by the Exchange Agent as well as our officers and other employees and those of our affiliates.

We have not retained a dealer-manager in connection with the Exchange Offer and will not make any payments to any broker-dealer or other party soliciting acceptances of the Exchange Offer. We will pay the Exchange Agent reasonable and customary fees for its services, and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses, in connection with the Exchange Offer. Tendering holders of Old Notes will not be required to pay any fee or commission to the Exchange Agent. If a tendering holder handles its exchange through its commercial bank, broker, dealer, trust company or other institution, the holder may be required to pay brokerage fees or commissions.

A holder that tenders Old Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except a holder that instructs us to register New Notes in the name of, or requests that Old Notes not tendered or not accepted in connection with the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

New Notes issued in exchange for Old Notes will be recorded at the same carrying value as reflected in our accounting records on the settlement date for the Exchange Offer. Accordingly, we will not recognize any gain or loss for accounting purposes upon consummation of the Exchange Offer.

Consequences of Failure to Exchange

Holders of Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain subject to the restrictions on transfer applicable to the Old Notes, as set forth in the legend printed on the Old Notes as a consequence of our issuance of the Old Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In addition, those Old Notes will not retain any rights under the Registration Rights Agreement (except in certain limited circumstances) or any rights to additional interest. See “—Resale Registration Statement; Additional Interest.”

In general, holders may not offer or sell Old Notes unless the transaction is registered under, or exempt from the requirements of, the Securities Act and applicable state securities laws. We do not intend to register resales of Old Notes under the Securities Act. Based on interpretations of the SEC staff, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided the holder acquired those New Notes in the ordinary course of business and is not engaged in, has no arrangement with any person to participate in, and does not intend to engage in any public distribution of those New Notes. Any holder who tenders Old Notes pursuant to the Exchange Offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in any public distribution of the New Notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Due to the transfer restrictions applicable to Old Notes but not New Notes, it is likely that, following the Exchange Offer, the market, if any, for Old Notes will be less liquid than the market, if any, for New Notes. Consequently, holders of Old Notes that do not participate in the exchange could experience diminution in the value of their Old Notes compared to the value of New Notes.

Resale Registration Statement; Additional Interest

Under the Registration Rights Agreement, in the event:

•	if we are not permitted to effect the Exchange Offer as contemplated by the Registration Rights Agreement because of any change in law or applicable interpretations thereof by the SEC staff;
•	the Exchange Offer is not for any other reason completed within 45 days after the date of this prospectus; or
•	upon receipt of a written request from any holder that purchased Old Notes directly from us representing that the holder is ineligible to participate in the Exchange Offer or elected to participate but did not receive New Notes that are freely tradeable under the Securities Act;

then we will use our commercially reasonable efforts to:

(a)	file with the SEC, by the later of May 24, 2020 and the sixtieth day after our filing obligation arises, a shelf registration statement on an appropriate form under Rule 415 of the Securities Act providing for the sale of all of the Old Notes by the holders thereof;
(b)	cause the shelf registration statement to become effective by the later of July 8, 2020 and the one hundred fifth day after our filing obligation arises; and
(c)	cause the shelf registration statement to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the New Notes by the holders, until the earlier to occur of (a) November 26, 2020 and (b) all Old Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement

The Registration Rights Agreement further provides that in the event we have not completed the Exchange Offer within 45 days after the date of this prospectus, (b) a shelf registration statement, if required, has not been filed by the deadline set forth in clause (a) above, has not been declared effective by the deadline set forth in clause (b) above, or has not been continuously effective for specified durations during the period set forth in clause (c) above, then the interest rate borne by the Old Notes will be increased by 0.25% per annum for the first sixty-day period beginning on the day immediately following such default and then by an additional 0.25% per annum until such default is cured.

DESCRIPTION OF THE NEW NOTES

The Old Notes were issued on November 26, 2019 under the Indenture we entered into with U.S. Bank National Association, as Trustee. New Notes issued in the exchange will have terms substantially identical to those of the Old Notes, except that the New Notes have been registered with the SEC under U.S. federal securities laws in accordance with the Registration Rights Agreement and therefore, unlike Old Notes, will not bear any legend restricting their transfer, generally will not be subject to other transfer restrictions and will not be entitled to registration right provisions (including certain rights to earn additional interest under circumstances relating to our registration obligations under the Registration Rights Agreement). New Notes will bear a different CUSIP number from Old Notes.

The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and the form of the New Notes, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read the Indenture and the form of the New Notes because those documents, not this description, will define your rights as a holder of New Notes. Whenever we refer to the defined terms of the Indenture in this prospectus without defining them, the terms have the meanings given to them in the Indenture.

General

The Exchange Offer for New Notes will be for up to $40,000,000 in aggregate principal amount of Old Notes. The New Notes, together with any Old Notes that remain outstanding after the Exchange Offer, will be treated as a single class for all purposes of the Indenture, including waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

The New Notes will have interest terms identical to those of the Old Notes, except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the Registration Rights Agreement.

From and including November 26, 2019 to, but excluding, December 1, 2024, the New Notes will bear interest at an annual rate of 4.625%, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 15, 2020 and ending on December 15, 2024. During this period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

From December 1, 2024 through November 30, 2029, the New Notes will bear interest an annual rate, reset quarterly, equal to SOFR plus 327 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on March 1, 2025. SOFR means the then-current three-month Secured Overnight Financial Reporting Rate provided by the Federal Reserve Bank of New York, or SOFR (provided that if the three-month SOFR is less than zero, the three-month SOFR will be deemed to be zero). If SOFR cannot be determined on a given date, a different index will be determined and used in accordance with the terms of the New Notes.

We will make each interest payment to holders of record of New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date.

Principal of and interest on the New Notes will be payable, and the New Notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the Trustee located at U.S. Bank National Association, 1 Federal Street, Boston, Massachusetts 02110, except that payment of interest may be made at our option by check mailed or to the party entitled thereto as shown on the security register or by wire transfer to an account appropriately designated by the party entitled thereto.

Subordination

Our obligation to make any payment on account of the principal of or interest on the New Notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. The New Notes will rank on par with any Old Notes that remain outstanding after the completion of the Exchange Offer. As of September 30, 2019, we had no senior indebtedness outstanding. The New Notes and the Indenture do not contain any limitation on the amount of senior indebtedness that we may incur in the future.

“Senior indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt was outstanding on the date of execution of the Indenture or thereafter incurred, created or assumed:

•	all our indebtedness for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments issued under the provisions of any Indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered;
•	our indebtedness for money borrowed or represented by purchase money obligations, as defined below;
•	our obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which we are a party or otherwise;
•	reimbursement and other obligations and direct credit substitutes relating to letters of credit, bankers’ acceptances and similar obligations;
•	all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar arrangements;
•	all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;
•	any obligation of ours to our general creditors;
•	all obligations of the types referred to in the seven bullets immediately above of other parties for the payment of which we are liable, contingently or otherwise, to pay or advance money as obligor, guarantor, endorser or otherwise;
•	all obligations of the types referred to in the eight bullets immediately above of other parties secured by a lien on any property or asset of ours; and
•	deferrals, renewals or extensions of any of the indebtedness or obligations described in the first eight bullets immediately above.

However, “senior indebtedness” excludes:

•	any indebtedness, obligation or liability that is subordinated to our indebtedness, obligations or liabilities to substantially the same extent as or to a greater extent than the Notes are subordinated; and
•	the Notes and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries.

As used above, the term “purchase money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable, as set forth in the sixth bullet in the list relating to “senior indebtedness” above.

In accordance with the subordination provisions of the Indenture and the New Notes, we are permitted to make payments of accrued and unpaid interest on the New Notes on the interest payment dates and at maturity and to pay the principal of the New Notes at maturity unless:

•	we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities; or
•	a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of or interest on the Notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the Notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the Notes and any of our other indebtedness and obligations ranking equally in right of payment with the Notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the Notes and such other of our indebtedness and obligations that rank equally in right of payment with the Notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the Notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the Notes and such other indebtedness and obligations.

In the event that we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if holders of New Notes receive for any reason any payment on New Notes or other distributions of our assets with respect to New Notes before all of our senior indebtedness is paid in full, those holders will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other party making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

By reason of the above subordination in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the New Notes may receive less, ratably, than our other creditors.

All liabilities of the Bank, including deposits and liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the New Notes to the extent of the assets of the Bank because, as the shareholder of the Bank, we do not have any rights to the Bank’s assets unless the Bank declares a dividend payable to us or if there are assets of the Bank remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of September 30, 2019, the Bank had total outstanding liabilities of $3.2 billion. Over the term of the New Notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the New Notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and other securities we sell to pay the principal amount of the New Notes. Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result of the foregoing, with respect to the assets of the Bank, our creditors (including holders of New Notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent we may be a creditor with recognized claims against the Bank. See “Risk Factors—Risks Related to the New Notes—The New Notes will be unsecured and rank lower than most of our indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries’ creditors” and “—We may not have sufficient funds to make payments on the New Notes if banking laws and regulations limit our access to funds from the Bank.”

Redemption

We may redeem the Notes in whole or in part on any interest payment date on or after December 1, 2024. In addition, we may redeem the Notes in whole, but not in part, at any time in the event of:

•	a “Tier 2 Capital Event,” which is defined in the Indenture to mean our receipt of an opinion of counsel experienced in such matters to the effect that, as a result of any change, event, occurrence, circumstance or effect occurring on or after November 26, 2019, the Notes do not constitute, or within ninety days of the date of such legal opinion, will not constitute, Tier 2 capital for purposes of capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to us;

•	a “Tax Event,” which is defined in the Indenture to mean our receipt of an opinion of counsel experienced in such matters to the effect that, as a result of a change or a prospective change in law on or after the date hereof, there is a material risk that interest paid by us on the Notes is not, or within ninety days of the date of such legal opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or
•	an “Investment Company Event,” which is defined in the Indenture to mean our receipt of an opinion of counsel experienced in such matters to the effect that there is a material risk that we are, or within ninety days of the date of such legal opinion, will be considered an investment company that is required to be registered under the Investment Company Act of 1940.

Any redemption of the Notes will be made at a redemption price equal to the principal amount of the Notes, or portion thereof, to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the Notes will be subject to any required regulatory approvals.

If less than all of the Notes are to be redeemed, the Trustee, unless otherwise required by applicable law or DTC requirements, will select the Notes or portions thereof to be redeemed on a pro rata basis, provided that no such partial redemption will either result in unauthorized denominations of the Notes or reduce the portion of the principal amount of a Note not redeemed to less than $1,000. In the event a pro rata redemption is not permitted under applicable law or applicable DTC procedures, the Notes to be redeemed will be selected by lot or such other method as the Trustee deems fair and appropriate.

Notices of redemption will be mailed by first-class mail at least thirty but no more than sixty days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A New Note in principal amount equal to the unredeemed portion of the original New Note, if any, will be issued in the name of the holder thereof upon cancellation of the original New Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Notes are not redeemable at the option of holders.

Repurchases

We may purchase New Notes at any time on the open market or otherwise. If we purchase New Notes in this manner, we have the discretion to hold, resell or surrender the New Notes to the Trustee for cancellation.

No Sinking Fund

The New Notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the New Notes.

Denominations

The New Notes will be issued only in fully registered form without interest coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of New Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.

Indenture Covenants

The Indenture does not contain any financial covenant requiring that we achieve or maintain any minimum financial results relating to our financial position or operating results, meet or exceed any financial ratios, or maintain any reserves. The Indenture also does not contain any covenant prohibiting or restricting our (a) incurrence of indebtedness or other obligations, (b) granting of liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, or (c) repurchase of our stock or other securities, including any New Notes. Under the Indenture, we may declare or pay any dividend, or make any distribution on capital stock or other equity securities of any kind, as long as they are paid in amounts that are permitted by applicable regulations and for which any required regulatory approvals have been received or are paid in shares of common stock, provided that distributions on securities equal with or junior to the Notes may not be paid if we are not current in paying principal of and interest on Notes. The Indenture does not include any provision that will provide protection to the holders of the Notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring, or any other event, involving us or our subsidiaries that may adversely affect our credit quality.

Events of Default

The following are events of default under the Indenture with respect to the Notes:

•	specified events with respect to us under bankruptcy, insolvency or reorganization law, which we refer to as bankruptcy events;
•	our default in the payment of any interest on the Notes when due, which default continues for fifteen days;
•	our default in the payment of any principal of the Notes when due;
•	our default in the performance of any other obligation of ours under the Notes or the Indenture, which continues for thirty days after written notice as provided for in the Indenture; and
•	our default under any of our other indebtedness having an aggregate principal amount of at least $20,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (a) constitutes failure in payment of principal of such indebtedness when due after the expiration of any applicable grace period without such indebtedness having been discharged or (b) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due or payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default with respect to the Notes occurs due to a bankruptcy event, the principal of the Notes and all accrued and unpaid interest thereon, if any, will be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

Neither the Trustee nor the holders of the Notes will have the right to accelerate the maturity of the Notes in the case of our failure to pay the principal of or interest on the Notes or our non-performance of any other covenant or warranty under the Notes or the Indenture. The Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes to regularly scheduled payments of interest and of principal at the scheduled maturity of the Notes. Any such rights to receive payment of such amounts under the Notes remain subject to the subordination provisions of the Notes as discussed above under “—Subordination.”

Amendment, Supplement and Waiver

Without the consent of any holder of New Notes, we and the Trustee, at any time and from time to time, may enter into one or more Indentures supplemental to the Indenture to:

•	evidence a successor to our company, and the assumption by any such successor of our covenants contained in the Indenture and the New Notes;
•	add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the New Notes;
•	permit or facilitate the issuance of New Notes in uncertificated or global form, as long as any such action will not adversely affect the interests of the holders;
•	include additional events of default;
•	evidence and provide for the acceptance of appointment under the Indenture by a successor trustee;
•	cure any ambiguity, defect, omission, mistake or inconsistency;
•	make any other provisions with respect to matters or questions arising under the Indenture that will not adversely affect the interests of the holders of the Notes;
•	supplement any of the provisions of the Indenture as necessary to permit or facilitate legal defeasance or covenant defeasance (each as defined below), or satisfaction and discharge of the Notes, as long as any such action will not adversely affect the interests of any holder;

•	conform any provision of the Indenture to the requirements of the Trust Indenture Act;
•	provide for the issuance of New Notes pursuant to the Exchange Offer; or
•	make any change that does not adversely affect the legal rights under the Indenture of any holder.

With the consent of the holders of a majority in aggregate principal amount of the outstanding Notes, we and the Trustee may enter into a supplemental Indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions, of the Indenture or the Notes or of modifying in any manner the rights of the holders of the Notes under the Indenture, except that no such supplemental Indenture may, without the consent of the holder of each outstanding Note affected thereby:

•	reduce the rate of, or change the time for payment of, interest on any Note;
•	reduce the principal of or change the stated maturity of any Note, change the date on which any Note may be subject to redemption, or reduce the price at which any Note subject to redemption may be redeemed;
•	make any Note payable in money other than dollars;
•	modify any provision of the Indenture protecting the right of a holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce payment;
•	reduce the threshold of holders the consent of whom is required for any such supplemental Indenture or required to waive certain defaults and covenants under the Indenture; or
•	modify any of the provisions of the section of the Indenture governing supplemental Indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.

The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all Notes, waive any past default under the Indenture and its consequences, other than a default (a) in any payment in respect of the principal of or interest on any Note or (b) in respect of a provision of the Indenture that, under the terms of the Indenture, cannot be modified or amended without the consent of the holder of each outstanding Note.

Satisfaction and Discharge of the Indenture; Defeasance

We may terminate our obligations under the Indenture when:

•	either: (a) all Notes that have been authenticated and delivered have been delivered to the Trustee for cancellation; or (b) all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and we have deposited or caused to be deposited with the Trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding Notes;
•	we have paid or caused to be paid all other sums then due and payable by us under the Indenture with respect to the Notes; and
•	we have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been satisfied.

We may elect, at any time, to have our obligations discharged with respect to the outstanding Notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

•	the rights of holders of such Notes to receive payments in respect of the principal of and interest on such Notes when payments are due;
•	our obligations with respect to such Notes concerning registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the Trustee under the Indenture; and
•	the provisions of the Indenture related to legal defeasance, covenant defeasance and application of trust money.

In addition, we may elect, at any time, to have our obligations released with respect to certain covenants contained in the Indenture, which we refer to as covenant defeasance. In the event covenant defeasance occurs, certain events (not including bankruptcy events and non-payment) will no longer constitute an event of default with respect to the Notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes:

•	we must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such Notes, (a) an amount in dollars, (b) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment on the Notes, money in an amount, or (c) a combination thereof, in each case sufficient in an amount sufficient to pay and discharge and which will be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the Notes on the stated maturity thereof or, with respect to Notes called for redemption, on the redemption date thereof;
•	in the case of legal defeasance, we will have delivered to the Trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service, or the IRS, a ruling or since the date of the Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance to be effected with respect to such Notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;
•	in the case of covenant defeasance, we will have delivered to the Trustee an opinion of counsel to the effect that holders of outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;
•	no event of default, or event which with notice or lapse of time or both would become an event of default, with respect to the outstanding Notes will have occurred and be continuing at the time of such deposit (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the ninety-first day after the date of such deposit);
•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound;
•	we will have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied; and
•	the Trustee will have received such other documents, assurances, and opinions of counsel as the Trustee will have reasonably required in its discretion.

In connection with a discharge or defeasance, in the event the Trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the Indenture for any reason, our obligations under the Indenture and the New Notes will be revived as if the deposit had never occurred.

Registration of Transfer and Exchange

The Notes may be presented for registration of transfer or for exchange at the corporate trust office of the Trustee located at U.S. Bank National Association, 1 Federal Street, Boston, Massachusetts 02110, and the Trustee will serve as the initial registrar with respect to the registration of transfer and exchange of the Notes. At the option of the holder, New Notes may be exchanged for other New Notes containing identical terms and provisions, in authorized denominations, and of like aggregate principal amount, upon surrender of the New Notes to be exchanged.

Regarding the Trustee

U.S. Bank National Association is acting as the Trustee under the Indenture and the initial paying agent and registrar for the Notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with U.S. Bank National Association in the ordinary course of business.

Except during the continuance of an event of default under the Indenture, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an event of default that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the Trust Indenture Act contain limitations on the rights of the Trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict within ninety days and apply to the SEC for permission to continue or resign.

Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an event of default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders under the Indenture, unless such holders will have provided to the Trustee security or indemnity satisfactory to the Trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Partners, Officers or Directors

No past, present or future director, officer, employee or shareholder of our company or any of our predecessors or successors, as such or in such capacity, will have any personal liability for any of our obligations under the Notes or the Indenture by reason of his, her or its status as such director, officer, employee or shareholder. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax considerations relating to the exchange of old notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, administrative rulings and published positions of the Internal Revenue Service (the “IRS”), and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change or differing opinions, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

This discussion only applies to holders that are beneficial owners of old notes that purchased old notes in the initial offering at their original “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) for cash and that hold such old notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax considerations that may be relevant to subsequent purchasers of old notes or exchange notes. This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status and it does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks and other financial institutions, broker-dealers, traders in securities that elect mark-to-market tax treatment, insurance companies, Subchapter S corporations, grantor trusts, partnerships or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), real estate investment trusts, regulated investment companies, insurance companies, corporations treated as “personal holding companies,” United States expatriates, tax-exempt organizations, persons liable for the alternative minimum tax, U.S. holders that have a functional currency other than the United States dollar, “controlled foreign corporations,” “passive foreign investment companies” or persons who hold old notes as part of a straddle, hedge, conversion or other risk reduction transaction or integrated investment). This discussion does not address any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds old notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding old notes should consult their tax advisors regarding the tax consequences to them of exchanging old notes for exchange notes in the exchange offer.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OF THE OLD NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF EXCHANGING THE OLD NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER AS WELL AS THE APPLICATION OF ANY NON-INCOME TAX LAWS OR ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of Old Notes for New Notes in the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon the receipt of New Notes in the Exchange Offer, your basis in the exchange notes received in the Exchange Offer will be the same as your basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and your holding period in the New Notes will include your holding period in the Old Notes surrendered in the exchange therefore.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes issued in exchange for Old Notes that were acquired as a result of market-making or other trading activities. To the extent any such broker-dealer notified us that it is participating in the Exchange Offer, we have agreed that for a period of 180 days (subject to extension under limited circumstances) following the Expiration Date, we will use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other parties. New Notes issued to broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on New Notes, or through a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such selling broker-dealer or the purchasers. Any broker-dealer that resells New Notes received in exchange for Old Notes acquired for its own account as a result of market-making or other trading activities, and any broker-dealer that participates in a distribution of such New Notes, may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such broker-dealer may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the Exchange Offer (other than the expenses of counsel for the holders of the Old Notes) and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters relating to the validity of the New Notes will be passed upon for us by K&L Gates LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Bar Harbor Bankshares as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated in this Prospectus by reference from the Bar Harbor Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, such as us, that file electronically with the SEC.

Our website address is www.bhbt.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the Indenture and other documents establishing the terms of the Notes are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the completion of the offering of New Notes described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report and performance graph or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 12, 2019;
•	information in our Proxy Statement on Schedule 14A, filed on April 15, 2019, has been incorporated by reference in the Annual Report on Form 10-K referenced above;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, filed on May 9, 2019, August 5, 2019, and November 4, 2019, respectively; and
•	our Current Reports on Form 8-K filed on January 22, 2019, March 21, 2019, April 18, 2019, May 23, 2019, July 8, 2019, July 18, 2019, October 17, 2019, October 30, 2019 and November 26, 2019.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the expiration of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference in this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Bar Harbor Bankshares
82 Main Street
Bar Harbor, Maine 04609
Attention: Josephine Iannelli, Chief Financial Officer
(207) 288-3314

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

ANNEX A

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action to be taken, you should immediately consult your broker, bank manager, lawyer, accountant, investment advisor or other professional adviser.

LETTER OF TRANSMITTAL

Relating to
Bar Harbor Bankshares

Offer to exchange any and all of Bar Harbor Bankshares’ outstanding unregistered 4.625% Fixed-to-Floating Subordinated Notes due 2029 (CUSIP Nos. 066849AA8 and 066849AB6) for $40,000,000 aggregate principal amount of its new 4.625% Fixed-to-Floating Subordinated Notes due 2029 (CUSIP No. 066849AC4) that have been registered under the Securities Act of 1933 (the “Securities Act”)

This Letter of Transmittal relates to the exchange offer (the “Exchange Offer”) made by Bar Harbor Bankshares (the “Issuer”) to exchange any and all of its unregistered 4.625% Fixed-to-Floating Subordinated Notes due 2029 (the “Old Notes”) for new 4.625% Fixed-to-Floating Subordinated Notes due 2029 (the “New Notes”) that have been registered under the Securities Act. The Old Notes and the New Notes are collectively referred to herein as the “Notes.” The Exchange Offer is described in the Prospectus dated February 3, 2020 (the “Prospectus”) and in this letter of transmittal. All terms and conditions contained in, or otherwise referred to in, the Prospectus are deemed to be incorporated in, and form a part of, this Letter of Transmittal. Therefore you are urged to read carefully the Prospectus and the items referred to therein. The terms and conditions contained in the Prospectus, together with the terms and conditions governing this Letter of Transmittal and the instructions herein, are collectively referred to herein as the “Terms and Conditions.”

The Exchange Offer will expire at 5:00 p.m., Eastern time, on March 6, 2020, unless extended by the Issuer (such date and time, as they may be extended, the “Expiration Date”). Tendered Old Notes may be withdrawn at any time prior to the Expiration Date.

Upon the satisfaction or waiver of the conditions to the acceptance of the Old Notes set forth in the Prospectus under “Description of the Exchange Offer—Conditions,” the Issuer will accept for settlement the Old Notes that have been validly tendered (and not subsequently validly withdrawn). This acceptance date is referred to as the “Acceptance Date.” The Issuer will deliver the New Notes on a date (the “Settlement Date”) as soon as practicable after the Expiration Date.

The Exchange Agent for the Exchange Offer is:
U.S. Bank National Association

For Delivery by Hand, Overnight Delivery, or Registered or Certified Mail:
U.S. Bank National Association
Global Corporate Trust Services
111 Fillmore Ave. East, EP-MN-WS2N
St. Paul, MN 55107-1402
Attn: Specialized Finance

or

For Delivery by Facsimile Transmission:
(651) 466-7372

or

By Telephone:
(800) 934-6802

This Letter of Transmittal is to be used by holders of the Old Notes. Tenders of Old Notes are to be made using the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Description of the Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes pursuant to the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and
•	you agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender the Old Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

The New Notes will be issued in full exchange for the Old Notes pursuant to the Exchange Offer, if consummated, on the Settlement Date and will be delivered in book-entry form.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

Upon the terms and subject to the conditions of the Exchange Offer, the undersigned tenders to the Issuer the aggregate principal amount of Old Notes credited by the undersigned to the Exchange Agent’s account at DTC using ATOP.

The undersigned understands that validly tendered Old Notes (or defectively tendered Old Notes as to which the Issuer has waived such defect or caused such defect to be waived) will be deemed to have been accepted by the Issuer if, as and when the Issuer gives oral or written notice thereof to the Exchange Agent. The undersigned understands that, subject to the Terms and Conditions, Old Notes properly tendered and accepted (and not validly withdrawn) in accordance with the Terms and Conditions will be exchanged for the New Notes. The undersigned understands that, under certain circumstances, the Issuer may not be required to accept any of the Old Notes tendered (including any Old Notes tendered after the Expiration Date). If any Old Notes are not accepted for exchange for any reason (or if the Old Notes are validly withdrawn), those Old Notes will be returned, without expense, to the undersigned’s account at DTC or such other account as designated herein, pursuant to the book-entry transfer procedures described in the Prospectus, as promptly as practicable after the expiration or termination of the Exchange Offer.

By tendering the Old Notes pursuant to the Exchange Offer, the undersigned acknowledges that the Exchange Offer is being made based upon the Issuer’s understanding of an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to other parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated, (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), to the effect that New Notes issued in exchange for Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by each holder thereof (other than a broker-dealer who acquires the New Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes and has no arrangement with any person to participate in the distribution of the New Notes. If the undersigned is not a broker-dealer, the undersigned represents that it is acquiring the New Notes in the ordinary course of its business, it is not engaged in, and does not intend to engage in, a distribution of the New Notes and it has no arrangements or understandings with any person to participate in a distribution of the New Notes. If the undersigned is a broker-dealer that will receive the New Notes for its own account in exchange for the Old Notes, it represents that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making or other trading activities and acknowledges that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Upon agreement to the terms of this Letter of Transmittal pursuant to an agent’s message, the undersigned, or the beneficial holder of the Old Notes on behalf of which the undersigned has tendered, will, subject to that holder’s ability to withdraw its tender and subject to the Terms and Conditions generally, hereby:

•	irrevocably sell, assign and transfer to or upon the order of the Issuer or its nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the undersigned’s status as a holder of, all Old Notes tendered hereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against the Issuer or any fiduciary, trustee, fiscal agent or other person connected with the Old Notes arising under, from or in connection with such Old Notes;
•	waive any and all rights with respect to the Old Notes tendered hereby, including, without limitation, any existing or past defaults and their consequences in respect of such Old Notes; and
•	release and discharge the Issuer, the Guarantors and U.S. Bank National Association, as the trustee for the Old Notes from any and all claims the undersigned may have, now or in the future, arising out of or related to the Old Notes tendered hereby, including, without limitation, any claims that the undersigned is entitled to receive additional principal or interest payments with respect to the Old Notes tendered hereby, other than as expressly provided in the Prospectus and in this Letter of Transmittal, or to participate in any redemption or defeasance of the Old Notes tendered hereby.

The undersigned understands that tenders of the Old Notes pursuant to the procedures described in the Prospectus and in this Letter of Transmittal and acceptance of such Old Notes by the Issuer will, following such acceptance, constitute a binding agreement between the undersigned and the Issuer upon the Terms and Conditions.

By tendering Old Notes pursuant to the Exchange Offer, the undersigned represents, warrants and agrees that:

•	it has received the Prospectus;
•	it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Old Notes tendered hereby, and it has full power and authority to execute this Letter of Transmittal;
•	the Old Notes being tendered hereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and the Issuer will acquire good, indefeasible and unencumbered title to such Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when the Issuer accepts the same;
•	it will not sell, pledge, hypothecate or otherwise encumber or transfer any Old Notes tendered hereby from the date of this Letter of Transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;
•	in evaluating the Exchange Offer and in making its decision whether to participate in the Exchange Offer by tendering Old Notes, the undersigned has made its own independent appraisal of the matters referred to in the Prospectus and this Letter of Transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to such holder by the Issuer or the Exchange Agent, other than those contained in the Prospectus, as amended or supplemented through the Expiration Date;
•	the execution and delivery of this Letter of Transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the Terms and Conditions;
•	the agreement to the terms of this Letter of Transmittal pursuant to an agent’s message shall, subject to the Terms and Conditions, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent and an irrevocable instruction to such attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Old Notes tendered hereby in favor of the Issuer or any other person or persons as the Issuer may direct and to deliver such forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of such Old Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the Exchange Offer, and to vest in the Issuer or their nominees such Old Notes;
•	the Terms and Conditions shall be deemed to be incorporated in, and form a part of, this Letter of Transmittal, which shall be read and construed accordingly;
•	it is acquiring the New Notes in the ordinary course of its business;
•	it is not participating in, and does not intend to participate in, a distribution of the New Notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the New Notes within the meaning of the Securities Act;
•	it is not a broker-dealer that acquired the Old Notes directly from the Issuer; and
•	it is not an “affiliate” of the Issuer, within the meaning of Rule 405 of the Securities Act.

The undersigned understands that its representations, warranties and agreements with respect to its tender of Old Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date. For purposes of this Letter of Transmittal, the “beneficial owner” of any Old Notes means any holder that exercises investment discretion with respect to such Old Notes.

The undersigned understands that tenders may not be withdrawn at any time after the Expiration Date except as set forth in the Prospectus, unless the Exchange Offer is amended with changes to the Terms and Conditions that are, in the reasonable judgment of the Issuer, materially adverse to the tendering holders, in which case tenders may be withdrawn under the conditions described in the extension.

If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will extend the Exchange Offer so that at least five business days remain in the Exchange Offer.

All authority conferred or agreed to be conferred by the undersigned in this Letter of Transmittal and every obligation of the undersigned under this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

Name:

Amount Tendered (if less than all):

Address:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

By crediting Old Notes to the Exchange Agent’s account at DTC using ATOP and by complying with applicable ATOP procedures with respect to the Exchange Offer, the participant in DTC confirms on behalf of itself and the beneficial owners of those Old Notes all provisions of this Letter of Transmittal (including all representations and warranties) applicable to it and such beneficial owner as fully as if it had completed the information required herein and executed and transmitted this Letter of Transmittal to the Exchange Agent.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of the Old Notes tendered by book-entry transfer, as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth on the cover page of this Letter of Transmittal prior to the Expiration Date.

2.	Validity of Tenders

The Issuer will determine in its sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes. The Issuer’s determination will be final and binding. The Issuer reserves the absolute right to reject any Old Notes not properly tendered or any acceptance of the Old Notes that would, in the opinion of its counsel, be unlawful. The Issuer also reserves the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. The Issuer’s interpretation of the Terms and Conditions, including the instructions in this Letter of Transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, none of the Issuer, the Exchange Agent, the Trustee and any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder through the facilities of DTC as soon as practicable after the Expiration Date.

3.	Waiver of Conditions

The Issuer reserves the absolute right to waive, in whole or part, at any time or from time to time, any of the conditions to the Exchange Offer set forth in the Prospectus or this Letter of Transmittal.

4.	No Conditional Tender

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

5.	Request for Assistance

Requests for assistance regarding the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address, fax number or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offer.

6.	Withdrawal

Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a holder must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the ATOP procedures. See the section of the Prospectus entitled “Description of the Exchange Offer—Withdrawal of Tenders.”

7.	Transfer Taxes

Holders who tender Old Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct the Issuer to register the New Notes in the name of, or request that the Old Notes not tendered or not accepted pursuant to the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those Old Notes.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER THE OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

$40,000,000
4.625% Fixed-to-Floating Subordinated Notes due 2029

Offered in Exchange for

Outstanding 4.625% Fixed-to-Floating Subordinated Notes due 2029
Not Registered Under the Securities Act of 1933

PROSPECTUS

February 3, 2020